Exhibit 99.1

Plains Exploration & Production Company 700 Milam, Suite 3100 Houston, TX 77002

NEWS RELEASE

Contact:	Scott D. Winters
Director - Investor Relations
(832) 239-6190 or (800) 934-6083

FOR IMMEDIATE RELEASE

PLAINS EXPLORATION ANNOUNCES RECEIPT OF

VOTE APPROVING NUEVO ENERGY ACQUISITION

Houston, Texas – May 14, 2004 - Plains Exploration & Production Company (NYSE:PXP) (“PXP”) announced that PXP and Nuevo Energy (NYSE:NEV) stockholders approved the transaction at their respective stockholder meetings earlier today.

PXP is an independent oil and gas company primarily engaged in the upstream activities of acquiring, exploiting, developing and producing oil and gas in its core areas of operation: onshore and offshore California, East Texas and the Gulf Coast region of the United States. PXP is headquartered in Houston, Texas.

This press release includes “forward-looking statements” as defined by the Securities and Exchange Commission (“SEC”). Such statements are those concerning the companies’ combination and strategic plans, expectations and objectives for future operations. All statements included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. These include:

•	completion of the proposed merger,

•	effective integration of the two companies,

•	reliability of reserve and production estimates,

•	production expense,

•	future financial performance, and

•	other matters discussed in PXP’s and Nuevo’s filings with the SEC.

These statements are based on certain assumptions made by the Company based on its experience and perception of historical trends, current conditions, expected future developments and other factors they believe are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of

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which are beyond the Company’s control. Statements regarding future production are subject to all of the risks and uncertainties normally incident to the exploration for and development and production of oil and gas. These risks include, but are not limited to, variability in the price received for oil and gas production, lack of availability of oil field goods and services, environmental risks, drilling and production risks, risks related to offshore operations, particularly in California, and regulatory changes. Investors are cautioned any such statements are not guarantees of future performance and actual results or developments may differ materially from those projected in the forward-looking statements.

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